Exhibit (d)(xiii)(A)

FIRST AMENDMENT TO THE

DELEGATED SERVICES SUB-ADVISORY AGREEMENT

This First Amendment to the Delegated Services Sub-Advisory Agreement (the “Amendment”) is made as of September 2, 2026, by and between TIDAL INVESTMENTS LLC (the “Sub-Adviser”) and LONE PEAK GLOBAL INVESTORS, LLC (the “Adviser”).

BACKGROUND:

A.	The Adviser and the Sub-Adviser are parties to a Sub-Advisory Agreement dated as of July 30, 2026 (the “Agreement”).

B.	Pursuant to Section 22 of the Agreement the parties desire to amend and restate Schedule A to the Agreement to add the following new series:

Lone Peak SMID Value ETF

C.	This Background section and the Schedule attached to this Amendment are incorporated by reference into, and made a part of, this Amendment.

TERMS:

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.	The current Schedule A to the Agreement is hereby amended and restated in its entirety as set forth on the Amended and Restated Schedule A attached hereto.

2.       Miscellaneous.

a.	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.
b.	Except as specifically amended by this Amendment, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

c.	The Agreement, as amended hereby, together with its Schedule, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

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Exhibit (d)(xiii)(A)

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by duly authorized representatives as of the date first set forth above.

TIDAL INVESTMENTS LLC

By: /s/ Gavin Filmore

Name: Gavin Filmore

Title: Chief Executive Officer

LONE PEAK GLOBAL INVESTORS, LLC

By: /s/ Roger A. Hill

Name: Roger Hill

Title: President & CEO

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Exhibit (d)(xiii)(A)

Amended and Restated Schedule A

to the

Delegated Services Sub-Advisory Agreement

by and between

Lone Peak Global Investors, LLC

and

Tidal Investments LLC

As of: September 2, 2026

Fund Name	Effective Date of Sub-Advisory Agreement
Lone Peak International Value ETF	7/30/2026
Lone Peak SMID Value ETF	9/2/2026

Fee rate:

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered, a fee, computed daily at an annual rate (the "Fee") in accordance with the following fee schedule: 0.0450% of each Fund’s aggregate daily net asset value on the first $250 million in such Fund assets under management; 0.0400% of the Fund’s aggregate daily net asset value on the next $250 million in such Fund assets under management; and 0.0375% of the Fund’s aggregate daily net asset value on such Fund assets under management above $500 million.

Notwithstanding the foregoing, the Adviser will pay to the Sub-Adviser a minimum annual fee of $35,000 per Fund.

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